EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT or	Investor Relations Counsel
Mitchell Binder	Lena Cati
President & Chief Executive Officer	212-836-9611
631-435-8300	The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2013 SECOND QUARTER RESULTS

Hauppauge, New York, August 8, 2013 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 vs. Second Quarter 2012
•	Net sales were $6,475,000 compared to $7,509,000;
•	Gross margin was 38.6% compared to 37.7%;
•	Net income was $109,000 ($0.02 per diluted share) compared to $199,000 ($0.04 per diluted share); and,
•	Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $244,000 ($0.05 per diluted share) compared to $438,000 ($0.10 per diluted share).

First Half 2013 vs. First Half 2012
•	Net sales were $12,922,000 compared to $13,671,000;
•	Gross margin was 38.6% compared to 38.2%;
•	Net income was $29,000 ($0.01 per diluted share) compared to a net loss of $1,176,000 ($0.26 loss per share). The net loss for the 2012 first half included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer. Excluding this charge, net income for the 2012 first half was $18,000 ($0.00 per diluted share);
•	EBITDA, as adjusted, was $303,000 ($0.07 per diluted share) compared to a loss of $755,000 ($0.16 loss per share). Excluding the employment contract provision-related charge, EBITDA, as adjusted for the 2012 first half was $439,000 ($0.09 per diluted share); and,
•	Backlog at June 30, 2013 was $13.6 million as compared to $14.7 million at March 31, 2013 and $19.5 million at June 30, 2012.

Mitchell Binder, President & Chief Executive Officer, stated, “Our Company continues to operate in a difficult business environment due to general budget uncertainty and funding reductions related to sequestration.  Our net sales for the 2013 second quarter and first half, as compared to the same periods of 2012, decreased primarily as a result of lower sales at our ICS and TDL subsidiaries. However, due to cost cutting measures taken over the last several quarters, our net income, exclusive of the prior year employment contract provision-related charge, did not materially change.  Our gross margin for the 2013 second quarter and first half slightly improved as compared to the same periods of 2012 due to a better product mix during the current quarter, particularly at our TDL subsidiary, which commenced shipments for its displays for a major helicopter program, and also due to lower margin sales delivered by ICS in the prior year second quarter.”

Mr. Binder continued, “We expect our operating performance for the second half of 2013 to improve, as compared to the first half of the year, due to delivery schedules for our current backlog and pending orders. Specifically:

-	Our Power Group’s recent orders for commercial power supplies and COTS power supplies are scheduled for delivery in the third and fourth quarter of 2013.
-	Deliveries for our Orbit Instrument Division’s $665,000 order for keyboards to be utilized by the Federal Aviation Administration for its air traffic control systems are scheduled to commence in the third quarter of 2013. Although this order was substantially less than the amount initially indicated by our customer, principally due to budget pressures, the effort to upgrade air traffic control towers should continue for several years and we expect the shortfall from the current year to be layered into the out-year awards.
-	Most of the deliveries for the $1.2 million RCU order received earlier this year should be completed in the fourth quarter of 2013, and follow-on orders to fulfill requirements for the U.S. Navy and U.S. Army are expected before year-end.
-	ICS’s two prototype units for the Signal Data Converter (‘SDC’), accounted for under the percentage of completion method, originally scheduled to be delivered in the second quarter, were shipped during the third quarter. This order is part of the $5.8 million SDC base contract received in April 2012. $4.2 million is currently not funded with a purchase order; however, ICS expects to be awarded a production order for a portion of these units before 2013 year-end.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At June 30, 2013, total current assets were $19.5 million versus total current liabilities of $2.3 million for an 8.4 to 1 current ratio.  Cash, cash equivalents and marketable securities as of June 30, 2013, aggregated approximately $1.1 million.  To offset federal and state taxes resulting from profits, we have approximately $5 million and $6 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at June 30, 2013 was $3.88 per share as compared to $3.85 at March 31, 2013.  Finally, we recently amended our Credit Agreement with our primary lender whereby the maturity date for our $6 million committed line of credit was extended to July 1, 2015.  Accordingly, as of June 30, 2013, our line of credit is now classified as a non-current liability.”

Mr. Binder continued, “Our backlog at June 30, 2013 was $13.6 million, down slightly from the $14.7 million reported at March 31, 2013.  Our bid and proposal activity remains good but the time delay between contract proposal and actual award continues to impact delivery schedules.  Both our Power and Electronics Groups expect orders of significant magnitude for new and repeat programs to be booked in the next two quarters.

“We continue to believe that all the legacy business that contributed to our good operating performance from the past two years remains intact.  In this regard, since the beginning of 2013, we have repurchased over 93,000 of our common shares, and more than 311,000 shares since January 1, 2012.”

Mr. Binder concluded, “We continue to seek out accretive acquisitions that we hope to tuck into our existing facilities.  We remain active in this area but very selective in our approach. We believe that our strong balance sheet will allow us to take advantage of opportunities in our marketplace as other weaker companies struggle with current industry conditions.”

Conference Call
The Company will hold a conference call for investors today, August 8, 2013, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment. The Behlman COTS division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$6,475	$7,509	$12,922	$13,671

Cost of sales	3,978	4,675	7,934	8,450

Gross profit	2,497	2,834	4,988	5,221

Selling general and administrative expenses	2,355	2,575	4,886	5,172

Interest expense	15	36	32	70

Costs related to non-renewal of chief operating officer contract	-	-	-	1,194

Investment and other (income)	(2)	(4)	(5)	(97)

Income (loss) before taxes	129	227	75	(1,118)

Income tax provision	20	28	46	58

Net income (loss)	$109	$199	$29	$(1,176)

Basic earnings (loss) per share	$0.02	$0.04	$0.01	$(0.26)

Diluted earnings (loss) per share	$0.02	$0.04	$0.01	$(0.26)

Weighted average number of shares outstanding:
Basic	4,425	4,577	4,456	4,609
Diluted	4,459	4,605	4,491	4,609

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

EBITDA (as adjusted) Reconciliation
Net income (loss)	$109	$199	$29	$(1,176)
Interest expense	15	36	32	70
Tax expense	20	28	46	58
Depreciation and amortization	72	75	140	141
Stock based compensation	28	100	56	152
EBITDA (as adjusted) (1)	$244	$438	$303	$(755)

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net income (loss)	$0.02	$0.04	$0.01	$(0.25)
Interest expense	0.00	0.01	0.01	0.02
Tax expense	0.00	0.01	0.01	0.01
Depreciation and amortization	0.02	0.02	0.03	0.03
Stock based compensation	0.01	0.02	0.01	0.03
EBITDA (as adjusted), per diluted share (1)	$0.05	$0.10	$0.07	$(0.16)

(1) The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses EBITDA (as adjusted)  to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA (as adjusted) is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Six Months Ended June 30,
Reconciliation of EBITDA (as adjusted) to cash flows provided by (used in) operating activities (1)	2013	2012

EBITDA (as adjusted)	$303	$(755)
Interest expense	(32)	(70)
Income tax expense	(46)	(58)
Loss on sale of marketable securities	2	-
Bond premium amortization	6	1
Net change in operating assets and liabilities	1,226	(649)
Cash flows provided by (used) in operating activities	$1,459	$(1,531)

Orbit International Corp.
Consolidated Balance Sheets

	June 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$847,000	$610,000
Investments in marketable securities	254,000	251,000
Accounts receivable, less allowance for doubtful accounts	4,186,000	5,372,000
Inventories	12,703,000	13,271,000
Costs and estimated earnings in excess of billings on uncompleted contracts	999,000	875,000
Deferred tax asset	320,000	447,000
Other current assets	174,000	252,000

Total current assets	19,483,000	21,078,000

Property and equipment, net	1,115,000	1,099,000
Goodwill	868,000	868,000
Deferred tax asset	1,929,000	1,806,000
Other assets	96,000	125,000

Total assets	$23,491,000	$24,976,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$25,000	$33,000
Note payable-bank	-	3,324,000
Accounts payable	541,000	741,000

Liability associated with non-renewal of senior officer contract	459,000	661,000
Accrued expenses	1,241,000	1,294,000
Income tax payable	23,000	2,000
Customer advances	27,000	88,000

Total current liabilities	2,316,000	6,143,000

Note payable-bank	2,600,000	-
Liability associated with non-renewal of senior officer contract, net of current portion	25,000	41,000
Long-term debt, net of current portion	-	8,000

Total liabilities	4,941,000	6,192,000

Stockholders’ Equity
Common stock	523,000	510,000
Additional paid-in capital	22,769,000	22,726,000
Treasury stock	(2,025,000)	(1,700,000)
Accumulated other comprehensive gain (loss)	3,000	(3,000)
Accumulated deficit	(2,720,000)	(2,749,000)

Stockholders’ equity	18,550,000	18,784,000

Total liabilities and stockholders’ equity	$23,491,000	$24,976,000